CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1of our report dated March 6, 2014 with respect to the audited consolidated financial statements of Perlowin Development Corp. for the period from February 12, 2014 (inception) through February 21, 2014.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malone−bailey.com

Houston, Texas

April 25, 2014